Exhibit 10.1
UNIVERSAL COMPRESSION HOLDINGS, INC.
RETENTION BONUS PLAN
ARTICLE 1
ESTABLISHMENT AND PURPOSE
     Universal Compression Holdings, Inc. has established this retention bonus plan for select employees, known as the Universal Compression Holdings, Inc. Retention Bonus Plan (the “Plan”). The primary purpose of the Plan is to provide an incentive for employees to remain employed with the Company or an Affiliate in light of a potential merger with Hanover Compressor Company.
ARTICLE 2
DEFINITIONS
     Whenever used in this Plan, the following terms shall have the meanings set forth below and when the meaning is intended, the initial letter of the word is capitalized:
(a)	“Administrator” means the Compensation Committee of the Board of Directors of the Company.

(b)	“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of management and policies of the controlled entity or organization, whether through the ownership voting securities or by contract or otherwise.

(c)	“Company” means Universal Compression Holdings, Inc., a Delaware corporation.

(d)	“Cause” means (i) the commission by a Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of or proprietary material information of the Company or an Affiliate), (ii) a conviction of a Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company, Company management, or the Board of Directors, in the case of executive officers of the Company, when such directions are consistent with the Participant’s customary duties and responsibilities and where such refusal has continued for more than 10 days following written-notice; (iv) willful misconduct as an employee of the Company or an Affiliate which includes the Participant’s failure to adhere to the Company’s

Code of Business Conduct and Ethics; (v) willful failure of a Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Administrator, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Administrator. With respect to any Participant residing outside of the United States, the Company may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Company may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(g)	“Key Date” means the date through which a Participant must remain in continuous employment with the Company or an Affiliate in order to be entitled to all or a portion of a Retention Bonus, as determined under Section 5.2 and set forth on the Participant’s Retention Bonus Award Letter. A Participant may have a single Key Date or multiple Key Dates, as determined under Section 5.2.

(h)	“Participant” means an employee of the Company or an Affiliate selected by the Administrator who has been provided a Retention Bonus Award Letter that specifies the details of the employee’s participation in the Plan.

(i)	“Retention Bonus” means the amount described in Section 5.1 and specifically set forth on the Participant’s Retention Bonus Award Letter.

(j)	“Retention Bonus Award Letter” means the letter provided by the Administrator to each Participant that sets forth the Retention Bonus and Key Date(s) applicable to the Retention Bonus, as described in Section 5.1.

(k)	“Successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

(l)	“Waiver and Release” shall mean the legal document, in the form attached hereto as Exhibit A or such other form as may be prescribed by the Company, in which a Participant, in exchange for a Retention Bonus under the Plan, among other things, releases the Company, the Affiliates, and the Successor and all of its affiliates, their directors, officers, employees and agents, their employee benefit plans, and the fiduciaries and agents of said plans from liability and damages in any way related to the Participant’s employment with or separation from employment with the Company or an Affiliate.

ARTICLE 3
ADMINISTRATION
     3.1     Administration of the Plan. The Plan shall be administered by the Administrator.
     3.2     Authority of the Administrator. Subject to the provisions herein, the Administrator shall have full power and authority to select and approve Participants; to determine the amount of the Retention Bonus opportunity (which need not be the same for each Participant); to determine the terms and conditions of each individual’s participation in a manner consistent with the provisions of the Plan; to establish Key Dates and, if multiple Key Dates are established for a Participant, then the portion of the Retention Bonus payable upon each such Key Date; to determine whether any strategic, financial, and/or operational goals have been met; to interpret, in its sole discretion, the Plan and any agreement or instrument entered into under the Plan; to establish, amend, rescind, or waive rules and regulations for the Plan’s administration; and in general to have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan, to the extent consistent with the provisions of the Plan. Notwithstanding the foregoing or any provision of the Plan to the contrary, a Participant must exhaust all administrative remedies established by the Administrator before bringing any action at law or equity. The Administrator may delegate its power, authority and duties under the Plan to the Chief Executive Officer or other executive officers of the Company pursuant to such conditions or limitations as the Administrator may establish; provided, however, that the Administrator’s duty to select and approve executive officer Participants, the amounts of such selected executive officers’ Retention Bonuses and their Key Dates, and the applicable terms and conditions for such Participants may not be delegated by the Administrator.
     3.3     Decision of Administrator Final. Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith shall be final and conclusive and binding on all persons.
     3.4     Interested Administrator. If an Administrator is also a Participant in the Plan, he may not decide or determine any matter or question concerning his benefits unless such decision or determination could be made by him under the Plan if he were not the Administrator.
ARTICLE 4
PARTICIPATION
     The Administrator shall identify which employees of the Company or an Affiliate shall participate in the Plan. As soon as practicable following selection by the Administrator, each selected employee shall be provided with a Retention Bonus Award Letter which shall describe the terms and conditions of each individual’s participation in the Plan. A selected employee shall become a Participant in the Plan as of such time as the selected employee is provided with his or her Retention Bonus Award Letter.

ARTICLE 5
RETENTION BONUS OPPORTUNITY
     5.1     Establishment of Retention Bonus Amount. The Administrator shall establish a Retention Bonus amount for each Participant, which need not be the same for each Participant. Each Retention Bonus amount may be stated as a dollar amount or as a percentage of the Participant’s annual rate of base salary then in effect, and shall represent the amount of cash that can be earned by the Participant under the Plan. Each Participant’s Retention Bonus amount shall be communicated to such Participant in the form of a Retention Bonus Award Letter provided to such Participant by the Company.
     5.2     Establishment of Key Date or Key Dates. Subject to Section 6.1, each Participant must remain in continuous employment with the Company or an Affiliate (and any Successor) through and including such Participant’s Key Date or Key Dates in order to be entitled to receive a Retention Bonus under this Plan. The Administrator, in its sole discretion, shall determine whether a Participant has one or multiple Key Dates, establish the Key Date or Key Dates for each Participant, and in the event a Participant has multiple Key Dates, determine the portion of the Retention Bonus, which are not required to be in equal amounts for each Key Date, payable upon each such Key Date, which need not be the same for each Participant. A Key Date may be based on (i) a fixed date, (ii) a number of days occurring after a strategic, financial, and/or operational goal as determined in the sole discretion of the Administrator, or (iii) such other criteria as determined in the sole discretion of the Administrator, with such date or dates set forth in the Participant’s Retention Bonus Award Letter.
     5.3     Payment of Retention Bonus. Subject to Section 6.1, any Retention Bonus payable under this Plan shall be paid to the Participant (or the Participant’s beneficiary, as the case may be), as follows:
(a)	if a Participant has a single Key Date, the entire Retention Bonus shall be paid in a single lump sum within ten (10) days after such Participant’s Key Date; or

(b)	if a Participant has multiple Key Dates, the portion of the Retention Bonus assigned to a Key Date shall be paid in a single lump sum within ten (10) days after such Key Date.
Except as provided in Section 6.1, a Participant who has multiple Key Dates must be employed on all of his or her Key Dates to be eligible to receive the entire Retention Bonus.
     5.4     Withholding for Taxes. Notwithstanding any other provisions of the Plan, the Company shall withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws, and in the case of expatriate employees, the withholding required under the Company’s expatriate program, or such other amount or amounts as are agreed to by the Participant.

ARTICLE 6
TERMINATION OF EMPLOYMENT
     6.1     Termination Due to Death Disability, or Termination Without Cause. Notwithstanding anything in this Plan to the contrary, in the event a Participant’s employment with the Company or an Affiliate is terminated prior to or as of a Participant’s Key Date by reason of death, Disability, or termination by the Company or an Affiliate without Cause, subject to execution without revocation of a Waiver and Release as described below (other than in the event of termination due to death), such Participant shall receive the following:
(a)	in the event the Participant has a single Key Date, the entire Retention Bonus; or

(b)	in the event the Participant has multiple Key Dates, (i) the entire Retention Bonus, if such termination occurs prior to the Participant’s first Key Date, or (ii) the unpaid portion of the Retention Bonus, if such termination occurs after one or more Key Dates, but prior to the final Key Date.
The amount payable under clause (a) or (b) above shall be paid in a single lump sum within ten (10) days of such termination event or, if later, as soon as practicable following the expiration of the seventh (7th) day following the date of execution of the Waiver and Release (“Waiver and Release Revocation Period”), to the extent applicable.
     The Retention Bonus payable under this Section 6.1 is subject to the Participant’s execution without revocation of the Waiver and Release, except in the event of termination due to the Participant’s death. If the Participant fails to execute a Waiver and Release within the period of time prescribed by the Company or executes and then revokes the Waiver and Release during the Waiver and Release Revocation Period, the Participant shall not be entitled to any Retention Bonus (or any other benefit) under the Plan. The Waiver and Release shall not apply to, or otherwise affect or impact, (a) any indemnification rights or coverages, in effect at the time of a Participant’s termination of employment, provided to the Participant by the Company or an Affiliate, including, but not limited to, such rights and coverages under any written indemnification agreement between the Participant and the Company or an Affiliate, or under the Company’s or an Affiliate’s charter or by-laws or directors and officers insurance policy, or (b) any rights provided to a Participant under any written agreement between the Participant and the Company or an Affiliate, including, but not limited to, a change of control agreement.
     6.2     Termination For Other Reasons. In the event a Participant’s employment with the Company or an Affiliate is terminated for any reason not described in Section 6.1 prior to the Key Date for a Participant who has a single Key Date or prior to the first Key Date for a Participant who has multiple Key Dates, then all rights of such Participant to any Retention Bonus under the Plan shall be forfeited. With respect to a Participant who has multiple Key Dates and whose employment with the Company or an Affiliate is terminated for any reason not described in Section 6.1 after one or more Key Dates, but prior to the final Key Date, then all rights of such Participant to the unpaid portion of the Retention Bonus under the Plan shall be forfeited.

     6.3     Employment with Successors. For purposes of this Plan, employment with any Successor will be considered employment with the Company (or an Affiliate).
ARTICLE 7
BENEFICIARY
     Any amounts that may be payable under the Plan upon a Participant’s death shall be payable to the Participant’s surviving spouse, if any, and if not, the estate of the Participant.
ARTICLE 8
RIGHTS OF PARTICIPANTS
     8.1     No Employment or Benefit Guaranty. None of the establishment of the Plan, the receipt of a Retention Bonus Award Letter, any modification or amendment thereof, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the Administrator except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, neither participation in the Plan nor the payment of a Retention Bonus amount shall be held or construed to give any Participant a right to be retained in the employ of the Company or any Successor or Affiliate.
     8.2     No Assignment of Rights. The rights or interests of a Participant under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, executive or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an amount payable hereunder shall be void. No Retention Bonus amount shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of any Participant.
     8.3     No Funding. All payments to be made hereunder shall be paid from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. No Participants shall have any right, title, or interest whatsoever in or to any amounts under the Plan prior to receipt. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company and any other person. The rights of any Participant or beneficiary to any amounts hereunder shall be no greater than those of an unsecured general creditor of the Company.
ARTICLE 9
MISCELLANEOUS PROVISIONS
     9.1     Amendment and Termination. The Company reserves the right to amend or terminate the Plan, in whole or in part, at any time. Except as provided in the Plan, no amendment or termination of this Plan shall adversely affect the rights of any Participant to his Retention Bonus.

     9.2     Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.
     9.3     Evidence. Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.
     9.4     Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.
     9.5     Applicable Law. The Plan shall be construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws doctrine, except to the extent preempted by Federal law.
     9.6     Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.
     9.7     Effective Date. This Plan shall be effective as of April 13, 2007.
     9.8     Successors. This Plan may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any Successor and any such Successor shall be deemed substituted for all purposes for the “Company” under the terms of this Plan.

Exhibit A
Waiver And Release
     In exchange for the payment to me of the Retention Bonus under the Universal Compression Holdings, Inc. Retention Bonus Plan (the “Plan”), which I understand is incorporated herein by reference and which is in addition to any remuneration or benefits to which I am already entitled, except as provided below I agree to waive all of my claims against and release (i) Universal Compression Holdings, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of its Affiliates (as defined in the Plan), (iii) any Successor (as defined in the Plan), and (iv) their respective directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of the foregoing (collectively, the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or any of its Affiliates. All payments under the Plan are voluntary and are not required by any legal obligation other than the Plan itself.
     I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Retention Bonus under the Plan, I must sign and return (to the Company’s Director of Human Resources at Universal Compression Holdings, Inc., 4444 Brittmore Road, Houston, Texas 77041) this Waiver and Release. I acknowledge that I have been given at least 45 days to consider whether to execute this Waiver and Release.
     In exchange for the payment to me of a Retention Bonus pursuant to the Plan, which is in addition to any remuneration or benefits to which I am already entitled, except as provided below (1) I agree not to sue in any local, state and/or federal court or to file a grievance regarding or relating in any way to my employment with or separation from the Company or any of its Affiliate, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or any of its Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or any of its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Plan, the Retention Bonus Award Letter or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company (or an Affiliate) or any Successor will withhold any taxes required by federal or state law from the Retention Bonus otherwise payable to me and that the Retention Bonus otherwise payable to me shall be reduced by any monies owed by me to the Company (or an Affiliate) or any Successor, including, but not limited to, any overpayments made to me by the Company (or an Affiliate) or any Successor and the balance of any loan by the Company (or an Affiliate) or the Successor to me that is outstanding at the time that the Retention Bonus is paid. Notwithstanding anything to the contrary provided herein, I further understand, and the Corporate Group agrees, that I am not waiving, and will continue to have, any indemnification rights provided to me by the Company or any of its Affiliates and any other rights provided to me in any written agreement between me and the Company or any of its Affiliates, which shall survive the execution of this Waiver and Release.
     I acknowledge that payment of a Retention Bonus pursuant to the Plan is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any federal or state law or regulation. I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage any individual from engaging in activity protected under 42 U.S.C. § 5851, 10 C.F.R. § 50.7 or the Sarbanes-Oxley Act of 2002. I acknowledge that no member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future.
     I agree that I will maintain in strictest confidence and will not use in any way, any confidential and proprietary business information or other nonpublic information or documents relating to the business and affairs of the Corporate Group. For the purposes of this Waiver and Release, “confidential and proprietary business information” shall mean any information concerning any member of the Corporate Group or their business which I learn or develop during my employment and which is not generally known or available outside of the Corporate Group. Such information, without limitation, includes information, written or otherwise, regarding any member of the Corporate Group’s earnings, expenses, material sources, equipment sources, customers and prospective customers, business plans, strategies, practices and procedures, prospective and executed contracts and other business arrangements. I acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by me or any employee, officer, director, agent, contractor, or representative of any member of the Corporate Group, whether provided in written or printed form, or orally, all comprise confidential and proprietary business information. I agree that for a period of one year following my termination with the Corporate Group that I will not: (a) solicit, encourage or take any action that is intended, directly or indirectly, to induce any other employee of the Corporate Group to terminate employment with the Corporate Group; (b) interfere in any manner with the contractual or employment relationship between the Corporate Group and any other employee of the Corporate Group; and (c) use any confidential information to directly, or indirectly, solicit any customer of the Corporate Group. I understand and agree that in the event of any breach of the provisions of this paragraph, or threatened breach, by me, any member of the Corporate Group may, in their discretion, discontinue any or all payments provided for in the Plan and recover any and all payments already made and any member of the Corporate Group shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with these provisions. Should I be contacted or served with legal process seeking to compel me to disclose any such information, I agree to notify the General Counsel of the Company immediately, in order that the Corporate Group may seek to resist such process if they so choose. If I am called upon to serve as a witness or consultant in or with respect to any potential litigation, litigation, arbitration, or regulatory proceeding, I agree to cooperate with the Corporate Group to the full extent permitted by law, and the Corporate Group agrees that any such call shall be with reasonable notice, shall not unnecessarily interfere with my later employment, and shall provide for payment for my time and costs expended in such matters.
     Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that, except as otherwise provided herein, this Waiver and Release and the Plan set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date I sign this Waiver and Release, I may revoke my acceptance of the offer by delivering a written statement to the Director of Human Resources of the Company by hand or by registered-mail, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, I shall not be entitled to any Retention Bonus under the Plan. I understand that failure to revoke my acceptance of the offer within 7 calendar days following the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

     I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will, except as otherwise provided herein, have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, religion, veterans status, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of any member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Participant’s Printed Name	Corporate Group’s Representative

Participant’s Signature	Corporate Group’s Execution Date

Participant’s Signature Date	Participant’s Social Security Number